Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2023 EARNINGS

▪  Revenue of $92.1 million, compared to $90.3 million in the prior year period

▪  Pretax income of $14.2 million

▪  Net income of $10.4 million, or $0.41 per diluted share

▪  New contract purchases of $322.4 million

LAS VEGAS, NV, November 9, 2023 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $10.4 million, or $0.41 per diluted share, for its third quarter ended September 30, 2023. This compares to net income of $25.4 million, or $0.95 per diluted share, in the third quarter of 2022.

Revenues for the third quarter of 2023 were $92.1 million, an increase of $1.8 million, or 2.0%, compared to $90.3 million for the third quarter of 2022. Total operating expenses for the third quarter of 2023 were $77.9 million compared to $56.0 million for the 2022 period. Pretax income for the third quarter of 2023 was $14.2 million, compared to pretax income of $34.3 million in the third quarter of 2022.

For the nine months ended September 30, 2023 total revenues were $260.0 million compared to $246.7 million for the nine months ended September 30, 2022, an increase of approximately $13.3 million, or 5.4%. Total expenses for the nine months ended September 30, 2023 were $208.8 million, compared to $148.8 million for the nine months ended September 30, 2022. Pretax income for the nine months ended September 30, 2023 was $51.3 million, compared to $97.9 million for the nine months ended September 30, 2022. Net income for the nine months ended September 30, 2023 was $38.2 million compared to $71.8 million for the nine months ended September 30, 2022.

During the third quarter of 2023, CPS purchased $322.4 million of new contracts compared to $318.4 million during the second quarter of 2023 and $468.2 million during the third quarter of 2022. The Company's receivables totaled $2.943 billion as of September 30, 2023, an increase from $2.910 billion as of June 30, 2023 and $2.687 billion as of September 30, 2022.

Annualized net charge-offs for the third quarter of 2023 were 6.86% of the average portfolio as compared to 4.93% for the third quarter of 2022. Delinquencies greater than 30 days (including repossession inventory) were 13.31% of the total portfolio as of September 30, 2023, as compared to 10.85% as of September 30, 2022.

“Continued growth in both interest income and the loan portfolio were the book ends to our solid quarter,” said Charles E. Bradley, Chief Executive Officer. “Despite the economic headwinds, we remain cautiously optimistic as we continue to grow the loan portfolio and monitor the performance of existing loans while staying focused on cost efficiency.”

Conference Call

CPS announced that it will hold a conference call on Monday, November 13, 2023 at 12:30 p.m. ET to discuss its third quarter 2023 operating results.

Those wishing to participate can pre-register for the conference call at the following link https://register.vevent.com/register/BIea58c5c3c9184894b2f07b935bbe5826. Registered participants will receive an email containing conference call details for dial-in options. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the schedule start time. A replay will be available beginning two hours after conclusion of the call for 12 months via the Company’s website at https://ir.consumerportfolio.com/investor-relations.

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About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Danny Bharwani, Chief Financial Officer

949-753-6811

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenues:
Interest income	$83,261	$79,817	$245,960	$225,547
Mark to finance receivables measured at fair value	6,000	8,183	6,000	15,283
Other income	2,818	2,305	8,077	5,859
	92,079	90,305	260,037	246,689
Expenses:
Employee costs	21,812	20,671	64,991	63,414
General and administrative	13,045	9,408	36,224	25,920
Interest	37,889	23,483	106,354	58,654
Provision for credit losses	(2,000)	(6,000)	(20,700)	(23,400)
Other expenses	7,115	8,399	21,915	24,213
	77,861	55,961	208,784	148,801
Income before income taxes	14,218	34,344	51,253	97,888
Income tax expense	3,839	8,931	13,097	26,040
Net income	$10,379	$25,413	$38,156	$71,848

Earnings per share:
Basic	$0.49	$1.22	$1.83	$3.39
Diluted	$0.41	$0.95	$1.51	$2.61

Number of shares used in computing earnings per share:
Basic	21,154	20,911	20,815	21,166
Diluted	25,218	26,654	25,331	27,512

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Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2023	2022
Assets:
Cash and cash equivalents	$8,306	$13,490
Restricted cash and equivalents	133,787	149,299
Finance receivables measured at fair value	2,671,540	2,476,617

Finance receivables	38,493	92,304
Allowance for finance credit losses	(4,228)	(21,753)
Finance receivables, net	34,265	70,551

Deferred tax assets, net	5,763	10,177
Other assets	27,187	32,634
	$2,880,848	$2,752,768

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$62,309	$55,421
Warehouse lines of credit	240,384	285,328
Residual interest financing	49,812	49,623
Securitization trust debt	2,243,284	2,108,744
Subordinated renewable notes	19,163	25,263
	2,614,952	2,524,379

Shareholders' equity	265,896	228,389
	$2,880,848	$2,752,768

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Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2023	2022	2023	2022

Contracts purchased	$322.42	$468.21	$1,055.96	$1,426.30
Contracts securitized	312.68	440.00	1,045.42	1,200.00

Total portfolio balance (4)	$2,943.33	$2,687.31	$2,943.33	$2,687.31
Average portfolio balance (4)	2,934.75	2,648.21	2,898.44	2,463.88

Delinquencies (4)

31+ Days	11.74%	9.72%
Repossession Inventory	1.57%	1.13%
Total Delinquencies and Repo. Inventory	13.31%	10.85%

Annualized Net Charge-offs as % of Average Portfolio (4)	6.86%	4.93%	6.12%	4.04%

Recovery rates (1)	37.8%	51.1%	41.1%	55.9%

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2023		2022		2023		2022
	$(2)	%(3)	$(2)	%(3)	$(2)	%(3)	$(2)	%(3)
Interest income	$83.26	11.3%	$79.82	12.1%	$245.96	11.3%	$225.55	12.2%
Mark to finance receivables measured at fair value	6.00	0.8%	8.18	1.2%	6.00	0.3%	15.28	0.8%
Other income	2.82	0.4%	2.31	0.3%	8.08	0.4%	5.86	0.3%
Interest expense	(37.89)	-5.2%	(23.48)	-3.5%	(106.35)	-4.9%	(58.65)	-3.2%
Net interest margin	54.19	7.4%	66.82	10.1%	153.68	7.1%	188.04	10.2%
Provision for credit losses	2.00	0.3%	6.00	0.9%	20.70	1.0%	23.40	1.3%
Risk adjusted margin	56.19	7.7%	72.82	11.0%	174.38	8.0%	211.44	11.4%
Core operating expenses	(41.97)	-5.7%	(38.48)	-5.8%	(123.13)	-5.7%	(113.55)	-6.1%
Pre-tax income	$14.22	1.9%	$34.34	5.2%	$51.25	2.4%	$97.89	5.3%

(1) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(2) Numbers may not add due to rounding.
(3) Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(4) Excludes third party portfolios.

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